Exhibit 10.1
SEPARATION AND RELEASE AGREEMENT
CRISSY B. CARLISLE (“you” or “Employee”) and Advanced Homecare Management, LLC d/b/a Enhabit Home Health & Hospice (the “Company”) enter into the following Separation and Release Agreement (“Agreement”) and acknowledge and agree as follows:
1.Your employment will terminate, without cause, effective at the close of business on December 31, 2024, or on such earlier date as you or the Company may determine (“Termination Date”), provided that if you elect to terminate your employment before December 31, 2024, for any or no reason, you will provide the Company with at least 45 days’ written notice. Until the Termination Date, you remain an at-will employee of the Company reporting to the Company’s Chief Executive Officer, and you agree to work diligently to perform your job duties to the Company’s satisfaction, including without limitation completing any tasks needed to transition your role to a successor (the period from August 5, 2024 until your Termination Date referred to hereafter as the “Transition Period”). Nothing in this Agreement shall be construed to limit the Company’s rights with regard to your employment as an at-will employee, except as expressly stated herein.
2.Upon the Termination Date you shall resign all officer positions you have with the Company and any of its subsidiary entities and shall cooperate with the Company in documenting such resignations as reasonably requested by the Company.
3.Following the Termination Date, you will be entitled to the benefits listed in Article III of the Enhabit, Inc. Executive Severance Plan as Amended and Restated as of February 22, 2023 (the “Executive Severance Plan”) and applicable to Tier 2 participants under such Executive Severance Plan.
4.During the Transition Period, you will continue to be a Tier 2 participant in the Enhabit, Inc. Executive Change In Control Benefits Plan as Amended and Restated as of February 22, 2023 (the “Executive Change In Control Plan”).
5.As consideration for this Agreement, the adequacy of which you hereby acknowledge, and your promises contained herein, the Company agrees to continue to pay you your base salary during the Transition Period, less applicable deductions and withholdings from wages required by law or regulation (the “Continued Salary Payments”). The Continued Salary Payments shall be made on regularly scheduled pay periods throughout the Transition Period.
6.If you timely execute and do not revoke this Agreement, remain employed through the entirety of the Transition Period, and subsequently timely execute the Supplemental Release Agreement attached hereto as Exhibit A, the Company agrees you will be eligible for an annual bonus under the Company’s Senior Management Bonus Plan (“SMBP”) for 2024, subject to the approval of the Company’s Board of Directors with the same approval applied to you as to the Company’s other eligible employees in good standing, and it shall be paid in cash at the time that you would have received the bonus had you remained employed by the Company, subject to the following conditions:
(a)if you choose to terminate your employment with an effective date in August 2024, you will not be paid any amount under the SMBP for 2024;
(b)if you choose to terminate your employment with an effective date in September 2024, you will be paid 40% of the amount of the annual bonus under the SMBP you otherwise would have received had you remained employed by the Company until the regular payment of SMBP bonuses for 2024;
(c)if you choose to terminate your employment with an effective date in October 2024, you will be paid 60% of the amount of the annual bonus under the SMBP you otherwise would have received had you remained employed by the Company until the regular payment of SMBP bonuses for 2024;
(d)if you choose to terminate your employment with an effective date in November 2024, you will be paid 80% of the amount of the annual bonus under the SMBP you otherwise would have received had you remained employed by the Company until the regular payment of SMBP bonuses for 2024;

Exhibit 10.1
(e)if you choose to terminate your employment with an effective date in December 2024, you will be paid the full amount of the annual bonus under the SMBP you otherwise would have received had you remained employed by the Company until the regular payment of SMBP bonuses for 2024;
(f)if the Company chooses to terminate your employment with an effective date before December 31, 2024, you will be eligible for a pro-rated annual bonus under the SMBP. As an illustration of this proration, if the Company chooses to terminate your employment with an effective date of September 30, 2024, you would be entitled to 75% of the annual bonus you otherwise would have received had you remained employed by the Company until the regular payment of SMBP bonuses for 2024.
7.Nothing in this Agreement adversely affects any right you may have to: (i) base wages earned by you through the date of this Agreement, and you shall be paid all such wages regardless of whether you sign this Agreement; (ii) reimbursement for approved business expenses incurred by you through the Termination Date for which you have not been reimbursed; (iii) continuation of insurance coverage to the extent required to be provided under applicable law; and (iv) vested retirement benefits to which you are entitled as of the Termination Date pursuant to the terms of any Company retirement benefit plan(s) or applicable laws.
8.You acknowledge that, except as set forth in this Agreement, the Company does not have, and will not have, any obligation to provide you at any time in the future with any payments, wages, bonuses, benefits or considerations other than those recited in Sections 5 and 6 above. You warrant and represent that you have been paid and/or received all of your past wages including salary, bonuses, commissions, leave payments and/or benefits due as of the date of this Agreement and that no such additional amounts are due to you, except as set forth in Sections 5 and 6 of this Agreement. Furthermore, you represent that no incident has occurred during your at-will employment with the Company that could form the basis for any claim by you against the Company under the so-called worker’s compensation laws of any jurisdiction. Additionally, you acknowledge and agree that you are not aware of any potential violations of any laws or any potential violations of the Company’s Standards of Business Conduct or similar policies involving the Company or any of the entities or individuals released in Section 10 that you have not already reported to the Company in writing.
9.You acknowledge that neither the Company nor any of its subsidiaries or affiliates has any obligation to employ, hire, or rehire you, or to consider you for hire at any Company location, office, or place of business. You further agree that failure to reinstate or hire you in the future will not subject the Company to liability of any kind. Additionally, subject to Section 11 below, you shall not make any disparaging remarks about any of the Company Releasees, verbally or in writing, including without limitation posting on Glassdoor, Indeed, LinkedIn, Facebook, Twitter, Instagram, Snapchat, TikTok, YouTube, blogs, or other public forums, or otherwise take any action that could reasonably be anticipated to cause damage to the reputation, goodwill, or business of any of the Company Releasees, or otherwise make remarks that may reflect negatively upon any of the Company Releasees. Notwithstanding the foregoing provision, you may testify truthfully pursuant to compulsory process.
10.RELEASE. As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise. In consideration of this Agreement and all payments and benefits to be paid or accorded to you under this Agreement and other good and valuable consideration, including the consideration set forth in Section [5], you, for and on behalf of yourself and your heirs, administrators, executors and assigns, agree to waive all claims, both known and unknown, and release, quitclaim unto, demise unto, and discharge the Company and its past and present respective parents, predecessors, successors, affiliates, subsidiaries (including without limitation Enhabit, Inc.) and its and their employee benefit plans, directors, officers, owners, fiduciaries, employees, agents, attorneys, predecessors, successors and assigns in their individual, official and corporate capacities (“Company Releasees”), from any and all demands, commissions, bonuses, wages, salaries, debts, sums of money, accounts, damages, financial information, liabilities, rights of reinstatement, actions, causes of action, and/or suits at law or in equity, of any kind or nature whatsoever, whether known or not now known, including, but not limited to (1) those arising from, relating to, or in connection with any acts or omissions related to any matter at any time prior to and including the date of your execution of this Agreement, and (2) those arising from, relating to, or in connection with your employment with or separation from the Company, from the beginning of time up to and including the date of your execution of this Agreement. The

Exhibit 10.1
claims you are releasing and waiving include, but are not limited to, any claims which you may have under any contract or policy, whether such policy is written or oral, express or implied; demands and causes of action for any alleged violation of any federal, state or local statutes, ordinances or common laws, including, without limitation, under any Executive Order or derived from or based upon any state or federal regulations, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the ADA Amendments Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §1981, the Family and Medical Leave Act, the Civil Rights Act of 1991, the Fair Labor Standards Act (to the extent waivable), the Equal Pay Act, the Occupational Health and Safety Act, the Lilly Ledbetter Fair Pay Act, the False Claims Act, the Dodd-Frank Act, the Patient Protection and Affordable Care Act, the Immigration and Reform Control Act, the Families First Coronavirus Response Act, the Uniform Services Employment and Re-Employment Act, the Rehabilitation Act of 1973, the Sarbanes-Oxley Act, the Texas Health & Safety Code and the Texas Labor Code, each as amended; tortious or contractual wrongful discharge or conduct; breach of the covenant of good faith and fair dealing; violation of public policy; tortious interference with contract or prospective business relations; intentional or negligent infliction of emotional distress; fraud or misrepresentation; battery or assault; negligence; negligent hiring or supervision; vicarious liability for the torts of others; invasion of privacy; failure to pay wages, stock awards, bonuses, commissions, incentive pay, benefits, vacation pay, profit sharing, severance or other compensation of any sort; and harassment, retaliation or discrimination on the basis of race, color, national original, religion, sex, sexual preference, age, veteran status, genetic information, handicap, disability or any other status protected by law.
By signing this Agreement, you confirm your intent that the release contained herein be a general release of any and all claims to the fullest extent permissible by law. You agree to release and discharge the Company not only from any and all claims which you could make on your own behalf, but also specifically waive any right to become, and promise not to become, a member of any class in any proceeding or case in which a claim or claims against the Company may arise, in whole or in part, from any event which occurred prior to the date of this Agreement. If you are not permitted to opt-out of a future class, then you agree to waive any recovery for which you would be eligible as a member of such class. Notwithstanding the foregoing, nothing in this Agreement shall be or operate as a release of any claims that by law cannot be waived.
11.You understand that nothing contained in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state, or local governmental agency or commission (“Government Agencies”). Nothing in this Agreement shall be construed to apply to any sexual assault or sexual harassment dispute, as defined by the Speak Out Act, arising after your execution of this Agreement. You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Any non-disclosure, non-disparagement or waiver provision in this Agreement does not prohibit or restrict you from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, regarding the Company, your employment, this release or its underlying facts and circumstances. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.
12.You and the Company acknowledge that the execution of this Agreement shall not constitute or be construed as an admission of wrongdoing by either party.
13.You acknowledge that upon the Termination Date you will return to the Company any and all information constituting, evidencing, or reflecting the Company’s business operations, business plans, strategic plans, financial statements, financial results, financial or operational projections or forecasts, development pipeline, market analyses, policies, procedures, controls, trade secrets, contracts, payor relationships, cash management or collection strategies, debt structure, capital structure, relationships with financial advisors or legal advisors, communications with or regarding the Company’s Board of Directors or any individual Director, investors and any communications with or regarding the Company’s investors, and any other proprietary or competitively sensitive information used by or available to you in connection with performing your job duties that has not been filed with the SEC as part of the Company’s public filings (collectively, “Confidential Information”), as well as any Company property, and you

Exhibit 10.1
further agree to deliver immediately to the Company any such Confidential Information or Company property that you may later discover in your possession.
14.You agree to cooperate with the Company and its counsel in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate in any way to events or occurrences that transpired while you were employed by the Company. Your cooperation in connection with such claims or actions will include without limitation being available to meet with the Company’s counsel to prepare for discovery or any legal proceeding, and, if requested by the Company, to provide testimony at mutually convenient times without need for service of a subpoena. The Company will reimburse you for all reasonable, pre-approved out-of-pocket costs and expenses (but not including attorneys’ fees and costs, or compensation for time) that you incur in connection with your obligations under this paragraph of the Agreement, to the extent permitted by law. For avoidance of doubt, nothing in this Agreement shall, or shall be deemed to, alter in any respect the obligations to you set forth in Article VI of the Amended and Restated Bylaws of Enhabit, Inc., as amended and restated on November 9, 2022.
15.You affirm, covenant, and warrant you are not a Medicare beneficiary and are not currently receiving, have not received in the past, will not have received at the time the payments called for by this Agreement are made, are not entitled to, are not eligible for, and have not applied for or sought Social Security Disability or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if you are a Medicare beneficiary, etc.), the following sentences of this paragraph apply. You affirm, covenant, and warrant you have made no claim for illness or injury against, nor are you aware of any facts supporting any claim against, the Company Releasees under which the Company Releasees could be liable for medical expenses incurred by you before or after the execution of this Agreement. Furthermore, you are aware of no medical expenses that Medicare has paid and for which the Company Releasees are or could be liable now or in the future. You agree and affirm that, to the best of your knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. You will indemnify, defend, and hold the Company Releasees harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and you further agree to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.
16.All amounts payable under this Agreement are intended to comply with the “short term deferral” exception from Section 409A of the Internal Revenue Code (“Section 409A”) specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) or the “separation pay plan” exception specified in Treas. Reg. § 1.409A-1(b)(9) (or any successor provision), or both of them, and shall be interpreted in a manner consistent with the applicable exceptions. Notwithstanding the foregoing, to the extent that any amounts payable in accordance with this Agreement are subject to Section 409A, this Agreement shall be interpreted and administered in such a way as to comply with Section 409A to the maximum extent possible. Each installment payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying Section 409A. If payment of any amount subject to Section 409A is triggered by a separation from service that occurs while you are a “specified employee” (as defined by Section 409A) with, and if such amount is scheduled to be paid within six (6) months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 30 days following your death. “Termination of employment,” “resignation” or words of similar import, as used in this Agreement shall mean, with respect to any payments subject to Section 409A, your “separation from service” as defined by Section 409A. If any payment subject to Section 409A is contingent on the delivery of a release by you and could occur in either of two years, the payment will occur in the later year. Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to you. You shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall the Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.
You shall be responsible for all federal, state, and local tax liability, if any, that may attach to amounts payable or other consideration given under this Agreement, and will defend, indemnify, and hold the Company Releasees harmless from and against, and will reimburse the Company Releasees for, any and all liability of whatever kind incurred by the Company Releasees as a result of any tax obligations of you, including but not limited to taxes, levies, assessments, penalties, fines, interest, attorneys’ fees, and costs. You warrant that you are not relying on the

Exhibit 10.1
judgment or advice of any of the Company Releasees or legal counsel concerning the tax consequences, if any, of this Agreement.
17.You agree to hold the Company Releasees harmless from, and to defend and indemnify the Company Releasees from and against, all further claims, cross-claims, third-party claims, demands, costs, complaints, obligations, causes of action, damages, judgments, liability, contribution, or indemnity related in any way to the allegations that were or could have been made by you with respect to the claims and causes of action released as part of this Agreement, as well as any claims that may be made indirectly against the Company Releasees for contribution, indemnity, or otherwise by any third party from whom or which you seek relief or damages, directly or indirectly, for the same claims and/or causes of action released as part of this Agreement, regardless of whether such claims are caused in whole or in part by the negligence, acts, or omissions of any of the Company Releasees.
18.You and the Company acknowledge that this Agreement constitutes the entire agreement between the parties and supersedes all previous oral or written negotiations or communications between the parties except as specifically provided herein. This Agreement may not be modified or amended except by written instrument signed by the parties. If for any reason a court of competent jurisdiction finds any provision of this Agreement to be unenforceable, such provision will be enforced to the maximum extent permissible so as to implement the intentions of the parties, and the remainder will continue in full force and effect. This Agreement shall be governed, interpreted and enforced in accordance with the laws of the State of Texas. Sole, mandatory, and exclusive venue for purposes of any dispute, controversy, claim, or cause of action between the parties arising out of or related to this Agreement shall be in any state or federal court of competent jurisdiction having jurisdiction over Dallas County, Texas. Nothing in this Agreement, however, precludes the Company from seeking to remove a civil action from any state court to federal court. In exchange for the consideration in this Agreement, you irrevocably waive the right to trial by jury in any future dispute between you and the Company and/or any of its subsidiaries or affiliates, including but not limited to any dispute arising under this Agreement, and you agree that any such dispute shall be tried by a judge and not a jury.
19.Consideration and Revocation Periods.
a. Pursuant to the Older Workers Benefit Protection Act, you hereby knowingly and voluntarily agree to waive and release any right or claim under the Age Discrimination in Employment Act of 1967 (“ADEA”) against the Company Releasees. In this regard, you agree and warrant that you have carefully read and fully understand the provisions of this Agreement, and that you are receiving consideration from the Company over and above anything of value to which you are otherwise entitled. You are not waiving or releasing any right or claim that may arise under the ADEA after you sign this Agreement. You have the right to, and should, consult with an attorney before signing this Agreement.
b. You have twenty-one (21) days from the date you receive this Agreement to consider it and sign it. If you choose to sign this document, you have seven (7) days after signing to change your mind and revoke the Agreement (the “Revocation Period”). If you choose to revoke the Agreement, you must deliver a written notice of revocation by email to Dylan Black, General Counsel, dylan.black@ehab.com. Any such revocation must be actually received by the Company within the Revocation Period or it will be null and void. You and the Company agree this Agreement shall not become effective or enforceable until the Revocation Period has expired with no revocation taking place. This Agreement will become effective and enforceable on the eighth day after you sign it (the “Effective Date”), unless before then you revoke your acceptance in writing.
This Agreement may be signed in counterparts. A facsimile or e-mail copy of any party’s signature shall be deemed as legally binding as the original signature.

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Exhibit 10.1

AGREED AND ACCEPTED:
/s/ Crissy B. Carlisle	Date:	08/06/2024
CRISSY B. CARLISLE

THE COMPANY:
By:	/s/ Barbara A. Jacobsmeyer	Date:	08/06/2024
Name:	Barbara A. Jacobsmeyer
Title:	Chief Executive Officer and President

Exhibit 10.1
EXHIBIT A – SUPPLEMENTAL RELEASE AGREEMENT
[You are eligible to sign this Supplemental Release only if (a) you timely signed the Master Agreement (defined below), and (b) remained employed by the Company through the end of the Transition Period (defined in Master Agreement).]
Crissy B. Carlisle (“you”) executed a Separation and Release Agreement with Advanced Homecare Management, LLC d/b/a Enhabit Home Health & Hospice (the “Company”) on August 6, 2024 (“Master Agreement”). This Supplemental Release Agreement (“Supplemental Release”) is described in Section 6 of the Master Agreement. The Master Agreement is hereby incorporated into this Supplemental Release as set forth fully herein.
1.In exchange for you remaining employed with the Company through the end of the Transition Period (as defined in the Master Agreement) and your provision to the Company of a signed version of this Supplemental Release, your release of claims below, the other promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
The Company agrees you will be eligible for an annual bonus under the Company’s Senior Management Bonus Plan (“SMBP”) for 2024, subject to the approval of the Company’s Board of Directors with the same approval applied to you as to the Company’s other eligible employees in good standing, and it shall be paid in cash at the time that you would have received the bonus had you remained employed by the Company, subject to the conditions detailed in Section 6 of the Master Agreement.
2.You expressly warrant and represent that: (a) no representations of any kind or character were made by or on behalf of the Company Releasees to induce your execution of this Supplemental Release, and you are not relying on the judgment or advice of any of the Company Releasees regarding these documents; (b) you are the sole and exclusive owner of all claims and causes of action that could be made against any of the Company Releasees; and (c) as of the date you executed this Supplemental Release, the Company has paid you all wages, commissions, bonuses, vacation pay, sick pay, paid time off or leave, or other compensation that it owed you through the date of execution of this Supplemental Release.
3.SUPPLEMENTAL RELEASE. As used in this Supplemental Release, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise. In consideration of this Supplemental Release and all payments and benefits to be paid or accorded to you under this Supplemental Release and other good and valuable consideration, including the consideration set forth in Section 1, you, for and on behalf of yourself and your heirs, administrators, executors and assigns, agree to waive all claims, both known and unknown, and release, quitclaim unto, demise unto, and discharge the Company and its past and present respective parents, predecessors, successors, affiliates, subsidiaries (including without limitation Encompass Health Corporation and Enhabit, Inc.) and its and their employee benefit plans, directors, officers, owners, fiduciaries, employees, agents, attorneys, predecessors, successors and assigns in their individual, official and corporate capacities (“Company Releasees”), from any and all demands, commissions, bonuses, wages, salaries, debts, sums of money, accounts, damages, financial information, liabilities, rights of reinstatement, actions, causes of action, and/or suits at law or in equity, of any kind or nature whatsoever, whether known or not now known, including, but not limited to (1) those arising from, relating to, or in connection with any acts or omissions related to any matter at any time prior to and including the date of your execution of this Supplemental Release, and (2) those arising from, relating to, or in connection with your employment with or separation from the Company, from the beginning of time up to and including the date of your execution of this Supplemental Release.

EXHIBIT A - SUPPLEMENTAL RELEASE AGREEMENT	PAGE 1 of 4

Exhibit 10.1
By signing this Supplemental Release, you confirm your intent that the release contained herein be a general release of any and all claims to the fullest extent permissible by law. You agree to release and discharge the Company not only from any and all claims which you could make on your own behalf, but also specifically waive any right to become, and promise not to become, a member of any class in any proceeding or case in which a claim or claims against the Company may arise, in whole or in part, from any event which occurred prior to the date of this Supplemental Release. If you are not permitted to opt-out of a future class, then you agree to waive any recovery for which you would be eligible as a member of such class. Notwithstanding the foregoing, nothing in this Supplemental Release shall be or operate as a release of any claims that by law cannot be waived.
4.You understand that nothing contained in this Supplemental Release limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state, or local governmental agency or commission (“Government Agencies”). Nothing in this Supplemental Release shall be construed to apply to any sexual assault or sexual harassment dispute, as defined by the Speak Out Act, arising after your execution of this Supplemental Release. You further understand that this Supplemental Release does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Any non-disclosure, non-disparagement or waiver provision in this Supplemental Release does not prohibit or restrict you from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, regarding the Company, your employment, this release or its underlying facts and circumstances. This Supplemental Release does not limit your right to receive an award for information provided to any Government Agencies.
5.Consideration and Revocation Periods.
a.Pursuant to the Older Workers Benefit Protection Act, you hereby knowingly and voluntarily agree to waive and release any right or claim under the Age Discrimination in Employment Act of 1967 (“ADEA”) against the Company Releasees. In this regard, you agree and warrant that you have carefully read and fully understand the provisions of this Supplemental Release, and that you are receiving consideration from the Company over and above anything of value to which you are otherwise entitled. You are not waiving or releasing any right or claim that may arise under the ADEA after you sign this Supplemental Release. You have the right to, and should, consult with an attorney before signing this Supplemental Release.
b. You have twenty-one (21) days from the date you receive this Supplemental Release to consider it and sign it. If you choose to sign this document, you have seven (7) days after signing to change your mind and revoke the Supplemental Release (the “Revocation Period”). If you choose to revoke the Supplemental Release, you must deliver a written notice of revocation by email to Dylan Black, General Counsel, dylan.black@ehab.com. Any such revocation must be actually received by the Company within the Revocation Period or it will be null and void. You and the Company agree this Supplemental Release shall not become effective or enforceable until the Revocation Period has expired with no revocation taking place. This Supplemental Release will become effective and enforceable on the eighth day after you sign it (the “Effective Date”), unless before then you revoke your acceptance in writing.
6.You affirm, covenant, and warrant you are not a Medicare beneficiary and are not currently receiving, have not received in the past, will not have received at the time the payments called for by this Supplemental Release are made, are not entitled to, are not eligible for, and have not applied for or sought Social Security Disability or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if you are a Medicare beneficiary, etc.), the following sentences of this paragraph apply. You affirm, covenant, and warrant you have made no claim for illness or injury against, nor are you aware of any facts supporting any claim against, the Company Releasees under which the Company Releasees could be liable for medical expenses incurred by you before or after the execution of this Supplemental Release. Furthermore, you are

EXHIBIT A - SUPPLEMENTAL RELEASE AGREEMENT	PAGE 2 of 4

Exhibit 10.1
aware of no medical expenses that Medicare has paid and for which the Company Releasees are or could be liable now or in the future. You agree and affirm that, to the best of your knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. You will indemnify, defend, and hold the Company Releasees harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and you further agree to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.
7.You shall be responsible for all federal, state, and local tax liability, if any, that may attach to amounts payable or other consideration given under this Supplemental Release, and will defend, indemnify, and hold the Company Releasees harmless from and against, and will reimburse the Company Releasees for, any and all liability of whatever kind incurred by the Company Releasees as a result of any tax obligations of you, including but not limited to taxes, levies, assessments, penalties, fines, interest, attorneys’ fees, and costs. You warrant that you are not relying on the judgment or advice of any of the Company Releasees or legal counsel concerning the tax consequences, if any, of this Supplemental Release.
8.You and the Company acknowledge that the execution of this Supplemental Release shall not constitute or be construed as an admission of wrongdoing by either party.
9.You acknowledge that upon the Termination Date you will return to the Company all Confidential Information, as well as any Company property, and you further agree to deliver immediately to the Company any such additional items or property that you may later discover in your possession.
10.You and the Company acknowledge that this Supplemental Release and the Master Agreement (which shall survive this Supplemental Release) collectively constitute the entire agreement between the parties and supersede all previous oral or written negotiations or communications between the parties except as specifically provided herein. This Supplemental Release may not be modified or amended except by written instrument signed by the parties. If for any reason a court of competent jurisdiction finds any provision of this Supplemental Release to be unenforceable, such provision will be enforced to the maximum extent permissible so as to implement the intentions of the parties, and the remainder will continue in full force and effect. This Supplemental Release shall be governed, interpreted and enforced in accordance with the laws of the State of Texas. Sole, mandatory, and exclusive venue for purposes of any dispute, controversy, claim, or cause of action between the parties arising out of or related to this Supplemental Release shall be in any state or federal court of competent jurisdiction having jurisdiction over Dallas County, Texas. Nothing in this Supplemental Release, however, precludes the Company from seeking to remove a civil action from any state court to federal court.
This Supplemental Release may be signed in counterparts. A facsimile or e-mail copy of any party’s signature shall be deemed as legally binding as the original signature.

NOT TO BE EXECUTED BEFORE LAST DAY OF EMPLOYMENT

AGREED AND ACCEPTED:
/s/	Date:
CRISSY B. CARLISLE

EXHIBIT A - SUPPLEMENTAL RELEASE AGREEMENT	PAGE 3 of 4

Exhibit 10.1

THE COMPANY:
By:	/s/	Date:
Name:	Barbara A. Jacobsmeyer
Title:	Chief Executive Officer and President

EXHIBIT A - SUPPLEMENTAL RELEASE AGREEMENT	PAGE 4 of 4